Exhibit 4.5
                              THE TIREX CORPORATION
                          CERTIFICATE OF THE SECRETARY

         The Board of Directors of THE TIREX CORPORATION (the "Company"), has adopted the following resolutions which are now in full force and effect:

         RESOLVED, that the Board of Directors of the Company has authorized nine hundred twenty thousand, eight hundred seventy one (920,871) Shares of Common Stock of the Company to be issued to Alan Crossley and to be registered on Form S-8, which shares are to be issued in lieu of cash compensation for services rendered for which shares the Company has received full and adequate consideration;

         RESOLVED, that the Board of Directors of the Company has authorized two hundred ninety one thousand, four hundred ninety eight (291,498) Shares of Common Stock of the Company to be issued to Vijay Kachru and to be registered on Form S-8, which shares are to be issued in lieu of cash compensation for consulting services rendered for which shares the Company has received full and adequate consideration;

         RESOLVED, that the Board of Directors of the Company has authorized three hundred forty three thousand, two hundred seventy (343,270) Shares of Common Stock of the Company to be issued to Francois Lafortune and to be registered on Form S-8, which shares are to be issued in lieu of cash compensation for services rendered for which shares the Company has received full and adequate consideration;

         RESOLVED, that the Board of Directors of the Company has authorized one hundred eighty five thousand, nine hundred forty three (185,943) Shares of Common Stock of the Company to be issued to Michel Massicotte and to be registered on Form S-8, which shares are to be issued in lieu of cash compensation for services rendered for which shares the Company has received full and adequate consideration.

         IN WITNESS WHEREOF, I, as Secretary of said Corporation, have hereunto set my hand and affixed the seal of the Company on this 17th Day of April, 2000.



                                               /s/ MICHAEL D.A. ASH
                                               --------------------------------
                                                   Michael D.A. Ash, Secretary

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